Montgomery Coscia Greilich LLP

972.748.0300 p

972.748.0700 f

Letter to SEC Confirming the Termination of the Relationship

June 15, 2018

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: Zenergy Brands, Inc.

Ladies and Gentlemen:

Our auditor/client relationship with Zenergy Brands, Inc. (the “Company”) has been terminated by the Company effective June 13, 2018. We have read Item 4.01 of the Form 8-K dated June 15, 2018 and have the following comments:

-	We agree with the statements made in section (a) of Item 4.01

-	We cannot comment on the statements made in section (b) of Item 4.01

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K

Sincerely,

/s/ Montgomery Coscia Greilich, LLP

Montgomery Coscia Greilich, LLP

Plano, Texas

2500 Dallas Parkway, Suite 300	300 Throckmorton Street, Suite 520	2901 Via Fortuna, Building 6, Suite 550
Plano, Texas 75093	Fort Worth, Texas 76102	Austin, Texas 78746